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                                                                   EXHIBIT 10.10

                      2006 COMPENSATION DEFERRAL AGREEMENT
                                  KEVIN MURAI

This Compensation Deferral Agreement, dated as of December 27, 2005, is by and between INGRAM MICRO INC., a Delaware corporation (the "Company"), and KEVIN MURAI ("Executive").

1. DEFERRAL OF BASE SALARY. During and in respect of the period commencing January 1,2006 and ending on December 31,2006 (the "Compensation Period"), Executive elects to defer receipt of 5.0% of the base salary otherwise payable to him (the "Deferred Salary"). The Deferred Salary, with earnings thereon calculated pursuant to Section 4 hereof, shall be paid to Executive as provided in Section 5 hereof.

2. DEFERRAL OF ANNUAL BONUS. Executive elects not to defer any amount otherwise payable to Executive pursuant to the Company's 2006 Executive Incentive Award Program.

3. ADJUSTMENT TO DEFERRED SALARY. During the Compensation Period, the amount of Deferred Salary shall be increased by the "Company Match", which is the amount of Executive's base salary which the Company would have contributed to the Ingram Micro 401(k) Investment Savings Plan and the Ingram Micro Supplemental Investment Savings Plan if Executive had elected to contribute 5% of his base salary to such plans. The Company Match, with earnings thereon calculated pursuant to Section 4 hereof, shall be paid to Executive as provided in Section 5 hereof.

4. EARNINGS. Subject to Section 6 hereof, the Deferred Salary and Company Match shall be increased or decreased, as the case may be, by the imputed earnings or losses which would have accrued to such amounts had they been deferred pursuant to the Ingram Micro Supplemental Investment Savings Plan from the dates payment or credit would, but for this Agreement, be made, to the most recent date prior to the date of actual payment practicable to permit the calculations of the amount due to be made and payment to be processed ("Earnings"). For purposes of determining Earnings, Executive shall have chosen his investment elections in the manner designated by the Company from time to time, and in such proportions as he may determine (provided that the allocations shall be in 5% increments), among any or all of the investment options provided by the Ingram Micro Supplemental Investment Savings Plan.

5. PAYMENT OF DEFERRED SALARY. Subject Section 6 hereof, the Deferred Salary, Company Match and Earnings thereon shall be paid to Executive in accordance with the most recent Executive Deferred Compensation Distribution Election Form on file with the Company,provided said form has been received and filed in compliance with Section 409A of the Internal Revenue Code. The Company shall withhold from such payments all federal, state, city or other taxes as are legally required to be withheld.

6. SOURCE OF PAYMENTS. The obligations of the Company under this Agreement represents an unsecured, unfunded promise to pay benefits to Executive and/or Executive's beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the

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Company. All payments of Deferred Salary Continuation shall be paid in cash from the general funds of the Company and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of such deferred amounts. Executive shall have no right, title, or interest whatever in or to any investments which the Company may make to aid it in meetings its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Executive or any other person. To the extent Executive has or acquires any rights to receive payments from the Company, such rights shall be no greater than the right of unsecured creditor.

7. NEW COMPANY COMPENSATION DEFERRAL PLAN. Notwithstanding Section 4 or 5 hereof, in the event the Company adopts a new plan pursuant to which executives of the Company may elect to defer payment of compensation, the determination of Earnings or Company Match and the terms and conditions of payment of Deferred Salary and Deferred Bonuses shall be governed by and subject to the terms and conditions of such plan.

8. GENERAL PROVISIONS. The Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and Executive, his designees, and his estate. Neither Executive, his designees, nor his estate shall commute, pledge, encumber, sell or otherwise dispose of the right to receive the payments provided for in this Agreement, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable. This Agreement shall be governed by the laws of the State of California without reference to principles of conflicts of laws. This Agreement represents the entire agreement between the Executive and the Company with respect to the subject matter hereof, and this Agreement may not be amended or modified except by a writing signed by the parties hereto, provided nothing herein shall affect the Executive's rights under, or right to be covered by, any employee benefit program provided by the Company to its executive employees generally.

IN WITNESS WHEREOF, the parties have executed this Agreement, to be effective as of the day and year first written above.

EXECUTIVE                               INGRAM MICRO INC.

/s/ Kevin Murai         Dec. 27/05      By: /s/ Thomas Berry
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Kevin Murai             Date            Title: VP. Corp. Compensation & Benefits

                                        Date: 12-27-05